                                                                 Exhibit 23(d)10

            Form of Amendment to Sub-Investment Management Agreement

     This Amendment ("Amendment") is made as of this first day of October, 2003, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Capital Guardian Trust Company ("Capital Guardian"), and John Hancock Life Insurance Company ("JHLICO").

                                    RECITALS

          A. Trust, Capital Guardian and JHLICO are parties to that certain Sub-Investment Management Agreement dated November 1, 2000, as amended (the "Agreement") pursuant to which (1) Capital Guardian is appointed and now serves as sub-manager for the Trust's Overseas Equity Fund and Global Bond Fund and (2) JHLICO is solely responsible for payment of all compensation due to Capital Guardian for its services thereunder.

          B. The parties hereto desire to amend the terms of the Agreement in accordance with Section 15 of the Investment Advisers Act of 1940 pursuant to the terms of this Amendment.

          C. This Amendment is intended to result in a reallocation of certain investment advisory fees ("Reallocation"), as between Capital Guardian and JHLICO, that are paid by the Trust to JHLICO for the investment management of the Global Bond Fund.

                                   AMENDMENT

     Now, therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereby agree as follows:

     1. Recitals A, B and C are incorporated herein and made a part hereof.

     2. Schedule I shall be deleted and replaced with the attached Schedule I.

     3. The Agreement, as amended by this Amendment, is ratified and confirmed.

     4. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

                                 REPRESENTATIONS

     1. Capital Guardian represents that it will not reduce the quality or quantity of its services to the Global Bond Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Capital Guardian makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Global Bond Fund or that the Global Bond Fund will perform comparably with any standard or index, including other clients of Capital Guardian.

     2. JHLICO represents that: (a) it will not reduce the quality or quantity of its services to the Trust under the Agreement as a result of the reduced fee schedule contained in this Amendment; (b) approval of this revised fee schedule has been obtained from the Board of Trustees of the Trust; and (c) in accordance with JHLICO's understanding of current positions of the Division of Investment Management of the Securities and Exchange Commission as articulated in its no-action letter dated August 5, 1997 (INVESCO, SEC Ref. No. 97-198-CC, 1997 SEC No-Act. LEXIS 787), and Capital Guardian's representations above, the Reallocation complies with the requirements of such letter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

JOHN HANCOCK VARIABLE SERIES TRUST I


By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
           -----------------------------


JOHN HANCOCK LIFE INSURANCE COMPANY


By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
           -----------------------------


CAPITAL GUARDIAN TRUST COMPANY


By:
    ------------------------------------
    Name:
          ------------------------------

    Title:
           -----------------------------

                                   SCHEDULE I
                           (Effective October 1, 2003)

                                       Fees

Current Net Subject Assets Under Management             Sub-Advisory Fee
-------------------------------------------             ----------------
For the Overseas Equity Fund:
   On the first $150 million                  65 basis points (0.65%) per annum
   On the next $150 million                   55 basis points (0.55%) per annum
   On the next $200 million                   45 basis points (0.45%) per annum
   On amounts over $500 million               40 basis points (0.40%) per annum

For the Global Bond Fund:
   On the first $300 million                  37.5 basis points (0.375%) per annum
   On the next $200 million                   30 basis points (0.30%) per annum
   On amounts over $500 million               27.5 basis points (0.275%) per annum